Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

Metalpha Technology Holding Limited

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered Securities

	Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (2)		Proposed Maximum Offering Price Per Share			Proposed Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, par value US$0.0001 per share, issuable under the 2024 Share Incentive Plan	Other (3)	6,000,000	(4)	US$	1.0585	(3)	US$	6,351,000	0.00015310	US$	972.34
Total Offering Amounts									US$	6,351,000		US$	972.34
Total Fee Offsets													—
Net Fee Due												US$	972.34

(1)	The ordinary shares, par value US$0.0001 per share (“Ordinary Shares”) of Metalpha Technology Holding Limited (the “Registrant”).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares that become issuable under the 2024 Share Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3)	Estimated in accordance with Rules 457(c) and 457(h)(1) promulgated under the Securities Act solely for the purpose of calculating the registration fee, and is based upon the price of US$1.0585 per Ordinary Share, which was the average of the high and low prices of the Ordinary Shares as reported on the Nasdaq Capital Market on November 15, 2024.

(4)	Represents 6,000,000 Ordinary Shares reserved for future award grants under the 2024 Share Incentive Plan.